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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the references to our firm under the heading "Experts" in the prospectus, to the incorporation by reference in this registration statement on Form S-3 of EasyLink Services Corporation (formerly Mail.com, Inc.) of our report dated February 15, 2001, with respect to the consolidated balance sheets of EasyLink Services Corporation (formerly Mail.com, Inc.) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of EasyLink Services Corporation (formerly Mail.com, Inc.) and to the incorporation by reference in the registration statement on Form S-3 of EasyLink Services Corporation (formerly Mail.com, Inc.) of our report dated October 19, 1999, with respect to the balance sheet of The Allegro Group, Inc. as of December 31, 1997 and 1998, and the related statement of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1997 and 1998, which report appears in Form 8-K/A of EasyLink Services Corporation (formerly Mail.com, Inc.) filed on November 3, 1999.

Our report dated February 15, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                   /s/ KPMG LLP

New York, New York
January 11, 2002